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            ALLIANCE ALL-MARKET ADVANTAGE FUND, INC.

           Rights Offering for Shares of Common Stock

                   SOLICITING DEALER AGREEMENT

     THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                 JULY 16, 1999, UNLESS EXTENDED


To Securities Dealers and Brokers:

         Alliance All-Market Advantage Fund, Inc., a Maryland corporation (the "Fund"), is issuing to its stockholders of record ("Holders") as of the close of business on June 21, 1999 (the "Record Date") non-transferable rights ("Rights") to subscribe for an aggregate of up to 845,600 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Fund upon the terms and subject to the conditions set forth in the Fund's Prospectus (the "Prospectus"), dated June 21, 1999 (the "Offer"). Each such Holder is being issued one Right for each full share of Common Stock owned on the Record Date. Such Rights entitle holders to acquire during the Subscription Period (as hereinafter defined) at the Subscription Price (as hereinafter defined), one Share for each three Rights (except that any Holder who is issued fewer than three Rights will be able to subscribe for one full Share pursuant to the primary subscription), on the terms and conditions set forth in such Prospectus. No fractional shares will be issued. Any Holder who fully exercises all Rights initially issued to such Holder (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) will be entitled to subscribe for, subject to allocation, additional Shares (the "Over-Subscription Privilege") on the terms and conditions set forth in such Prospectus. Pursuant to the Over-Subscription Privilege, the Fund may, at its discretion, increase the number of Shares subject to subscription by up to 25%. The Subscription Price will be 95% of the lower of (1) the average of the last reported sales price per share on the New York Stock Exchange (the "NYSE") for the five trading days ending with the day the offer expires and (2) the NAV as of the close of trading on the NYSE on that day. The Subscription Period will commence on June 21, 1999 and end at 5:00 p.m., New York City time on the Expiration Date (the term "Expiration Date" means July 16, 1999 unless the Fund shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" with respect to the Offer will mean the latest time and date on which the Offer, as so extended by the Fund, will expire).



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         For the duration of the Offer, the Fund has authorized
and the Dealer Manager has agreed to reallow a Solicitation Fee to any qualified broker or dealer executing a Soliciting Dealer Agreement who solicits the exercise of Rights and the Over-Subscription Privilege in connection with the Offer and who complies with the procedures described below (a "Soliciting Dealer"). Upon timely delivery to The Bank of New York, the Fund's Subscription Agent for the Offer, of payment for Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a Soliciting Dealer will be entitled to receive the Solicitation Fee equal to 2.50% of the Subscription Price per Share so purchased; provided, however, that no payment shall be due with respect to the issuance of any Shares until payment therefor is actually received. A qualified broker or dealer is a broker or dealer which is a member of a registered national securities exchange in the United States or the National Association of Securities Dealers, Inc. ("NASD") or any foreign broker or dealer not eligible for membership who agrees to conform to the Rules of Fair Practice of the NASD, including Sections 2730, 2740, 2420 and 2750 thereof, in making solicitations in the United States to the same extent as if it were a member thereof.

         The Fund has authorized the payment of, and the Dealer Manager has agreed to pay, the Solicitation Fees payable to the undersigned Soliciting Dealer, and the Fund has agreed to indemnify such Soliciting Dealer on the terms set forth in the Dealer Manager Agreement, dated June 21, 1999, among PaineWebber Incorporated ("PaineWebber") as the dealer manager (the "Dealer Manager"), the Fund and Alliance Capital Management L.P. (the "Dealer Manager Agreement"). Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and only in those states and other jurisdictions where such solicitations and other activities may lawfully be undertaken and in accordance with the applicable rules and regulations of the Securities and Exchange Commission and only in those states and other jurisdictions where such solicitations and other activities may lawfully be undertaken and in accordance with the laws thereof. Compensation will not be paid for solicitations in any state or other jurisdiction in which the opinion of counsel to the Fund or counsel to the Dealer Manager, such compensation may not lawfully be paid. No Soliciting Dealer shall be paid Solicitation Fees with respect to Shares purchased pursuant to an exercise of Rights and the Over-Subscription Privilege for its own account or for the account of any affiliate of the Soliciting Dealer. No Soliciting Dealer or any other person is authorized by the Fund or the Dealer Manager to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and


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other authorized solicitation material furnished by the Fund through the Dealer Manager. No Soliciting Dealer is authorized to act as agent of the Fund or the Dealer Manager in any connection or transaction. In addition, nothing herein contained shall constitute the Soliciting Dealers partners with the Dealer Manager or with one another, or agents of the Dealer Manager or of the Fund, or create any association between such parties, or shall render the Dealer Manager or the Fund liable for the obligations of any Soliciting Dealer. Except as provided above with respect to Solicitation Fees, the Dealer Manager shall be under no liability to make any payment to any Soliciting Dealer, and shall be subject to no other liabilities to any Soliciting Dealer, and no obligations of any sort shall be implied.

         In order for a Soliciting Dealer to receive Solicitation Fees, the Subscription Agent must have received from such Soliciting Dealer no later than 5:00 p.m., New York City time, on the Expiration Date, either (i) a properly completed and duly executed Subscription Certificate with respect to Shares purchased pursuant to the exercise of Rights and the Over-Subscription Privilege designating the Soliciting Dealer in the applicable portion thereof and full payment for such Shares; or
(ii) a Notice of Guaranteed Delivery guaranteeing delivery to the Subscription Agent of a properly completed and duly executed Soliciting Dealer Agreement and a Subscription Certificate designating the Soliciting Dealer in the applicable portion hereof. In the case of a Notice of Guaranteed Delivery, Solicitation Fees will only be paid after delivery in accordance with such Notice of Guaranteed Delivery has been effected. Solicitation Fees will be paid by the Dealer Manager to the Soliciting Dealer by check to an address designated by the Soliciting Dealer below by the tenth] business day following each date on which the Fund issues Shares after the Expiration Date with respect to which such Subscription Certificates were received.

         All questions as to the form, validity and eligibility (including time of receipt) of this Soliciting Dealer Agreement will be determined by the Dealer Manager, in its sole discretion, which determination shall be final and binding. Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery thereof must be cured within such time as the Fund shall determine. None of the Fund, the Dealer Manager, the Subscription Agent, the Information Agent for the Offer, Shareholder Communications Corporation, or any other person will be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement or incur any liability for failure to give such notification.

         The acceptance of Solicitation Fees from the Dealer
Manager by the undersigned Soliciting Dealer shall constitute a


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representation by such Soliciting Dealer to the Dealer Manager that: (i) it has received and reviewed the Prospectus; (ii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations thereunder, any applicable securities laws of any state or jurisdiction where such solicitations were made, and the applicable rules and regulation of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of Shares pursuant to the exercise of the Rights and the Over-Subscription Privilege, it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Fund through the Dealer Manager; (iv) it has not purported to act as agent of the Fund or the Dealer Manager in any connection or transaction relating to the Offer; (v) the information contained in this Soliciting Dealer Agreement is, to its best knowledge, true and complete; (vi) it is not affiliated with the Fund; (vii) it will not accept Solicitation Fees paid by the Dealer Manager pursuant to the terms hereof with respect to Shares purchased by the Soliciting Dealer pursuant to an exercise of Rights and the Over-Subscription Privilege for its own account; (viii) it will not remit, directly or indirectly, any part of Solicitation Fees paid by the Fund pursuant to the terms hereof to any beneficial owner of Shares purchased pursuant to the Offer; and (ix) it has agreed to the amount of the Solicitation Fees and the terms and conditions set forth herein with respect to receiving such Solicitation Fees. By returning a Soliciting Dealer Agreement and accepting Solicitation Fees, a Soliciting Dealer will be deemed to have agreed to indemnify and hold harmless, to the fullest extent permitted by law, the Fund, the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager and each person, if any, who controls the Dealer Manager within the meaning of Section 15 of the Act and
Section 20 of the Exchange Act (the "Indemnified Persons") against losses, claims, damages and liabilities, joint or several (including, but not limited to, any and all investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or preceding or any claim asserted) to which the Indemnified Persons may become subject to as a result of the breach of such Soliciting Dealer's representations made herein and described above. In making the foregoing representations, the Soliciting Dealer is reminded of the possible applicability of the anti-manipulation rules under the Exchange Act if it has bought, sold, dealt in or traded in any Shares for its own account since the commencement of the Offer.





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         Upon expiration of the Offer, no Solicitation Fees will
be payable to Soliciting Dealers with respect to Shares purchased thereafter.

         Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Dealer Manager
Agreement or, if not defined therein, in the Prospectus.

         This Soliciting Dealer Agreement will be governed by the laws of the State of New York.

         EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT
TO TRIAL BY JURY IN ANY PROCEEDINGS.

         Please execute this Soliciting Dealer Agreement below accepting the terms and conditions hereof and confirming that you are a member firm of the NASD or a foreign broker or dealer not eligible for membership who has conformed to the Rules of Fair Practice of the NASD, including Sections 2730, 2740, 2420 and 2750 thereof, in making solicitations of the type being undertaken pursuant to the Offer in the United States to the same extent as if you were a member thereof, and certifying that you have solicited the purchase of the Shares pursuant to exercise of the Rights, all as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement. Please forward two executed copies of this Soliciting Dealer Agreement to PaineWebber Incorporated, Attn: Joseph Zabik, 1285 Avenue of the Americas, New York, New York 10019; Telephone No.:
(212) 713-2711 and Facsimile No.: (212) 713-4205.

         A signed copy of this Soliciting Dealer Agreement will be promptly returned to the Soliciting Dealer at the address set forth below.
                             Very truly yours,

                             PaineWebber Incorporated

                             By:_________________________________
                             Name:_______________________________
                             Title:______________________________


PLEASE COMPLETE THE INFORMATION BELOW


___________________________  ____________________________________
Printed Firm Name            Address

_________________________________________________________________
Contact at Soliciting Dealer



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___________________________  ____________________________________
Authorized Signature         Area Code and Telephone Number

___________________________  ____________________________________
Name and Title               Facsimile Number


Dated:______________________________


Payment of the Solicitation Fee shall be mailed by check to the following address:

___________________________________

___________________________________

___________________________________



































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